 Exhibit 10 (c)

LEASE AGREEMENT

L/S THREE CRESCENT DRIVE, LP

Landlord

AND

TASTY BAKING COMPANY

Tenant

AT

Three Crescent Drive

Philadelphia Navy Yard Corporate Center

Philadelphia, PA 19112

LEASE AGREEMENT

-i-

23.	Tenant's Authority	19

24.	Liability of Landlord	19

25.	Miscellaneous	20

26.	Notices	21

27.	Security Deposit	21

28.	Parking	22

29.	Tenant Improvement Work.	22

30.	Brokers	25

31.	First Floor Coffee Shop.	26

32.	Additional Space	27

33.	Keystone Opportunity Zone Provisions	28

-ii-

THIS LEASE AGREEMENT is made by and between L/S THREE CRESCENT DRIVE, LP, a Pennsylvania limited partnership ("Landlord") and TASTY BAKING COMPANY, a corporation organized under the laws of Pennsylvania ("Tenant"), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the "Effective Date").

1.           Basic Lease Terms and Definitions

(a)           Premises:  Portions of the second, and all of the third, floors of the Building, as shown on Exhibit "A", consisting of not less than 35,000 rentable square feet.

(b)           Building:  Approximately 94,920 rentable square feet

Address:  Three Crescent Drive, Navy Yard Corporate Center, Philadelphia, PA 19112.

(c)           Term:  The period commencing on the Commencement Date of this Lease and expiring on the Expiration Date, plus (if the Commencement Date is not the first day of a calendar month) any partial month from the Commencement Date to the first day of the next full calendar month of the Term.  Notwithstanding the foregoing, if the Plant Lease is terminated due to the failure of a contingency set forth in Section 30 thereof, then Tenant shall have the right, exercisable by delivering written notice to Landlord within ten (10) Business Days after the termination of the Plant Lease, to terminate this Lease, whereupon Tenant shall reimburse Landlord for Landlord's out-of-pocket expenses reimbursed or paid directly by Landlord with respect to this Lease and the Premises (including, without limitation, reasonably attorney fees incurred to negotiation this Lease, fees to architects and other professionals in connection with the design of the Premises for Tenant, and Broker commissions) and thereafter neither party shall have any further rights or obligations hereunder other than those that expressly survive the termination of this Lease.

(d)           Anticipated Commencement Date: April 1, 2009.

(e)           Outside Delivery Date:  August 1, 2009.  If Landlord does not deliver the Premises to Tenant with the base building and the Tenant's Improvement Work substantially complete by the Outside Delivery Date, then Tenant shall have the right to terminate this Lease by delivering written notice to Landlord thereof within 10 days after the Outside Delivery Date, whereupon neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Lease.  The Outside Delivery Date shall be deemed extended one day for each day of Excusable Delay.

(f)           Commencement Date:  The Date that is the later of (i) the earlier of (A) the date on which Tenant commences operations in the Premises, or (B) April 1, 2009, or (ii) the date on which Landlord delivers the Premises to Tenant with Tenant’s Improvement Work substantially complete.

(g)           Expiration Date:  The Expiration Date for the initial term of the Plant Lease.  Within thirty (30) days after the Commencement Date of the Plant Lease, Landlord and Tenant shall enter into a letter agreement in the form of Exhibit "G" setting forth (i) the precise Expiration Date of this Lease, and (ii) the Minimum Annual Rent and Tenant's Share (based on the actual square footage of the Premises), which letter agreement shall be deemed to amend this Lease.

(h)          Minimum Annual Rent:  $23.80 per square foot, increased by 2.5% per annum commencing on the first anniversary of the Commencement Date and on each subsequent anniversary of the Commencement Date.

(i)           Rent Abatement:  Minimum Annual Rent shall abate for a period of six (6) months beginning on the Commencement Date.  During the six-month abatement period, Tenant shall pay all applicable monthly installments of Annual Operating Expenses with respect to the Premises, subject to reconciliation as provided in this Lease.

(j)           Annual Operating Expenses:  Assuming a Premises square footage of 35,000 square feet, approximately $277,550.00 (calculated as $7.93/square foot), payable in monthly installments of $23,129.17, subject to adjustment as provided in this Lease.

(k)          Tenant's Share: Assuming Premises Rentable Square Footage of 35,000 square feet, approximately 36.87% (also see Definitions)

(l)           Use:  General office.

(m)         Security Deposit:  $137,000.00

(n)          Addresses For Notices:

Landlord:                Liberty Property/Synterra Limited Partnership

c/o Liberty Property Trust
8 Penn Center, Suite 1100
Philadelphia, PA  19103
Attention: John S. Gattuso, Senior Vice President

with a copy to:

Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
Attention:  Legal Department

with a copy to:

Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Attention:  Herman C. Fala, Esquire

Tenant:                   Before the Commencement Date:

Tasty Baking Company
3413 Fox Street
Philadelphia, PA  19129
Attention: President and CEO

With a copy to:

Tasty Baking Company
3413 Fox Street
Philadelphia, PA  19129
Attention: General Counsel

With a copy to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
Attn: Chair of Business Department

On or after the Commencement Date:  Premises

(o)           Guarantor:  N/A

(p)           Broker:  The Binswanger Companies.

(q)           Additional Defined Terms:  See Rider 1 for the definitions of other capitalized terms.

(r)           Contents:  The following are attached to and made a part of this Lease:

Rider 1 – Additional Definitions

Exhibits:                   "A"    - Plan showing Premises

"B"    - Building Rules

"C"    - Estoppel Certificate Form

"D"    - Cleaning Schedule

"E-1" - Base Building Specification

"E-2" - Tenant Fit-Out Criteria

"F"    - Environmental Reports

"G"    - Form of Letter Agreement

"H"    - Signage Criteria

"I"      - Operational Expense Estimate

2.           Premises

Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas.  Subject to the substantial completion of the base building in accordance with Exhibit "E-1" and the Tenant's Improvement Work in accordance with Section 29 and Exhibit "E-2", Tenant accepts the Premises, Building and Common Areas "as is," without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant acknowledge that all square foot measurements are approximate.  The final measurement of rentable square footage of the Premises will be made by Landlord using the Standard Method of Floor Measurement for Office Buildings developed by the Building Owners and Managers Association (BOMA).  Minimum Annual Rent and Tenant's Share shall be adjusted accordingly.  Tenant shall have access to the Premises 24 hours a day, 7 days a week, subject to such reasonable security measures as Landlord may designate from time to time.

3.           Use

Tenant shall occupy and use the Premises only for the Use specified in Section 1(l) above.  Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any other Building occupant's normal operations or with the management of the Building.  Tenant may use all Common Areas only for their intended purposes.  Landlord shall have exclusive control of all Common Areas at all times.

4.           Term; Possession; Extension Options

(a)           The Term of this Lease shall commence on the Commencement Date of this Lease and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease.  Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to any Excusable Delay.

(b)           Provided that (A) Landlord has not given Tenant notice of default more than two (2) times during the twelve (12) month period preceding Tenant’s exercise of this option to extend, (B) there then exists no Event of Default by Tenant under this Lease, and (C) no Event of Default occurs between Tenant’s exercise of this option to extend the Term and the Expiration Date of the then-current Term, Tenant shall have the right and option (each an "Extension Option") to extend the Term for two (2) additional periods of ten (10) years each (each an "Extension Period"), exercisable by giving Landlord prior written notice, at least eighteen (18) months in advance of the Expiration Date of the then-current Term, of Tenant’s election to extend the Term; it being agreed that time is of the essence and that this Extension Option is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party, other than an assignment to an Affiliate of Tenant in accordance with this Lease.  Such Extension Period shall be under the same terms and conditions as provided in this Lease except as follows:

(i)           Section 29 of this Lease shall be void;

(ii)           the Extension Period shall begin on the Expiration Date, as such date may have been extended, and thereafter the Expiration Date shall be deemed to be the tenth (10th) anniversary thereof;

(iii)           all references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section;

(iv)           Tenant’s right and option to extend the Term for two (2) additional periods as described above shall decrease by one (1) additional period for each such additional period that Tenant extends the Term; and

(v)           the Minimum Annual Rent payable by Tenant for each Lease Year of each exercised Extension Period shall the fair market rental of the Premises for such period.

(c)           If any realty transfer or similar tax is payable as a result of the parties’ execution of this Lease or the exercise of any Extension Period, the Extension Option and any exercised Extension Period shall be null and void and of no further force or effect without the need for any further action by the parties; provided, however, that (i) if the termination of the Extension Option and any exercised Extension Period provided in this Section 4(c) does not result in the avoidance of the transfer or similar tax, or (ii) if Tenant elects to pay such transfer of similar tax, notwithstanding the avoidance thereof by reason of the termination of the Extension Option and any exercised Extension Period, then in either event Tenant shall have the right to reinstate the Extension Option and any exercised Extension Period (subject to the other provisions of this Section 4) by delivering written notice thereof and paying such tax before it becomes delinquent.  Tenant's failure to reinstate the Extension Option or exercised Extension Period within the time periods specified above shall be deemed a waiver by Tenant of such right to reinstate.  Notwithstanding anything in this Lease to the contrary, any transfer or similar tax payable as a result of this Lease shall be paid by Tenant.

5.           Rent

Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term in accordance with Sections 1(h) and 1(i) of this Lease.  Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord's address designated in Section 1 above unless Landlord designates otherwise.  If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date.  Rent shall be apportioned on a per diem basis for any partial Lease Year.  Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due.  In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid.

6.           Operating Expenses.

(a)           The amount of the Annual Operating Expenses set forth in Section 1(j) above represents Tenant's Share of the estimated Operating Expenses for the calendar year in which the Term commences, and is based on the Operational Expense Estimate attached hereto as Exhibit "I".  Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant's Share of any extraordinary or unanticipated Operating Expenses.  By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord's option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof.  Within 60 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord's option, Landlord may credit Tenant's account for any overpayment.  If Tenant does not give Landlord notice within 60 days after receiving Landlord's statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement.  Landlord's and Tenant's obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space.  If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment, as is customary for first class office buildings in the Navy Yard, based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.

(b)           At Tenant's request, Landlord shall provide Tenant with supporting documentation for any element of Operating Expenses or any other charges passed through to Tenant under this Lease.  Landlord agrees that Tenant or its representative shall have the right, at Tenant’s expense, once on an annual basis within 60 days after Tenant's receipt of the statement of Operating Expenses, to examine and audit (using an independent certified public accountant selected by Tenant and reasonably acceptable to Landlord) Landlord's books and records relating to Operating Expenses for either or both of the two (2) calendar years immediately preceding such notice, during normal business hours at the main office of Landlord.  If as a result of an audit, it is determined (by written agreement of Landlord and Tenant or by final appealable judgment or final unappealable dispute resolution) that (i) Tenant is entitled to a refund, Landlord shall refund all over payments made by Tenant during such period within thirty (30) days following such determination, or (ii) Landlord is entitled to receive an additional sum for Operating Expenses from Tenant, Tenant shall remit such additional payment to Landlord within thirty (30) days following such determination.  If it is determined (by written agreement of Landlord and Tenant or by final appealable judgment or final unappealable dispute resolution) that Landlord has overstated the actual amount of the Operating Expenses for the applicable year by more than five percent (5%), Landlord shall be obligated to reimburse Tenant for its actual and reasonable out-of-pocket costs of conducting such audit.  Except as set forth above, Tenant shall bear the total cost of any such audit.  The provisions of this Section 6(b) shall survive termination or expiration of this Lease.  Tenant shall give Landlord at least twenty (20) Business Days prior notice of its desire to conduct such examination or audit and will not unreasonably interfere with Landlord's or its property manager's normal business activities.

7.           Services

Tenant shall pay to Landlord monthly, as additional Rent, Tenant's pro-rata share of the cost of utilities for all tenants in the Building, excluding therefrom such costs of tenants with separately submetered premises, representing Tenant's charges for all water, sewer, HVAC and electricity consumed on the Premises, which shall be billed by Landlord to Tenant at the same "pass-through" rate that Landlord receives from the utility provider.  Tenant shall have the right, at Tenant's expense as part of the Tenant Improvement Work, to have water and/or electricity separately submetered to the Premises, whereupon Tenant's share of such utilities shall be based on the submetered readings.  If Tenant requires that natural gas be provided to the Premises, such service shall be separately metered and the cost of installing such meter shall be borne by Tenant.  Landlord shall not be responsible or liable for any interruption in such services except to the extent caused by Landlord's negligence or willful misconduct, nor shall such interruption affect the continuation or validity of this Lease.  Landlord will furnish for the normal use and occupancy of the Premises for general office purposes (i) trash removal and janitorial services pursuant to the cleaning schedule attached as Exhibit "D", and (ii) such other services Landlord reasonably determines are appropriate or necessary and which are consistent with first-class office buildings in the Navy Yard.  Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises, provided such companies provide such services at competitive market rates.  Any wiring, cabling or other equipment necessary to connect Tenant's telecommunications equipment shall be Tenant's responsibility, and shall be installed in a manner approved by Landlord.

8.           Insurance; Waivers; Indemnification

(a)           Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the "Causes of Loss-Special Form" or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (including coverage of the Tenant's Improvement Work but excluding coverage of Tenant's personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require, with insurance companies rated at least A VII in the most current edition of Best's Insurance Reports.

(b)           Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant's use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant's liability hereunder.  The policy shall name Landlord and, if requested by Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord's request, any Mortgagee(s), as additional insureds, shall be written on an "occurrence" basis and not on a "claims made" basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord.  The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best's Insurance Reports.  Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 10 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)           Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard "Causes of Loss-Special Form" property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant's business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord and Tenant shall not be effective to the extent of each such parties' commercially reasonable deductible.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.  Except in the case of Landlord's gross negligence or willful misconduct, Tenant assumes all risk of damage to Tenant's property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d)           Subject to subsection 8(c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term.  Tenant's obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)           Subject to Section 8(c) above, and except to the extent such loss, injury or damage was caused by the gross negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, personal injury or damage to property caused to any person in or about the Premises occasioned wholly or in part by the act or omission of Landlord or its Agents.  In case any action or proceeding is brought against Tenant and/or its Agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and approved by Tenant and its Agents.  Landlord's obligations pursuant to this Section shall survive the expiration or termination of this Lease.

9.           Maintenance and Repairs

(a)           Landlord shall Maintain the Building, including the Premises, the Common Areas, the Building Systems and any other improvements owned by Landlord located on the Property, in a manner consistent with a first class office building in the Navy Yard.  If Tenant becomes aware of any condition that is Landlord's responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b)           Tenant at its sole expense shall keep the Premises in a neat and orderly condition consistent with a first class office building in the Navy Yard.  Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant's Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10.           Compliance

(a)           Subject to Landlord's obligation to construct the base building in accordance with Exhibit "E-1" and to perform the Tenant's Improvement Work in accordance with Exhibit "E-2" and Section 29 hereof and to make structural alterations to the Building required by law (unless arising by reason of Tenant's specific use or design requirements), Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant's use or occupancy.  Tenant will pay any taxes or other charges by any authority on Tenant's property or trade fixtures or relating to Tenant's use of the Premises.  Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a "place of public accommodation" under the ADA if such use would require any such Alteration).  Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, solely with respect to any of Tenant's Alterations, equipment, trade fixtures or its manner of use of the Premises.

(b)           Tenant will comply, and will cause its Agents to comply, with the Building Rules, which shall be applied uniformly to all tenants of the Building.

(c)           Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord's insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d)           Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant's business and are conducted in accordance with all Environmental Laws ("Permitted Activities"); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant's Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant's Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant's Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant's Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys' fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant's cost.  Tenant's obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)           The parties hereby confirm that, on or before the execution of this Lease, Landlord has delivered to Tenant copies of the environmental report listed on Exhibit "F" (the "Environmental Report").  Landlord hereby represents and warrants to Tenant that, as of the Effective Date, Landlord has no actual knowledge of any violation of Environmental Laws at the Property, except as disclosed by the Environmental Report (including any instruments identified within the Environmental Report).  As used in this Section 10(e), Landlord’s "actual knowledge" shall mean the actual knowledge on the Effective Date, without investigation, of any of the following officers of Landlord: John S. Gattuso, Senior Vice President, Brian Cohen, Director of Navy Yard Development and Marketing, or Brian Berson, Project Director.  Landlord agrees to use commercially reasonable efforts to pursue available legal and equitable remedies against known third parties that cause a release of Hazardous Materials onto the Property in violation of Environmental Laws.

11.           Signs

Landlord will furnish Tenant building standard identification signage on the interior Building directory, if applicable.  Any additional signage will be at the sole cost and expense of Tenant.  Tenant shall not place any signs on the Property without the prior consent of Landlord, other than suite signage meeting Landlord's signage criteria and signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises.  Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant's signs.  Notwithstanding the foregoing, subject to the approval of the Navy Yard Design Review Committee and the Philadelphia Industrial Development Corporation, Tenant shall be entitled to install, at Tenant's expense, building signage in accordance with the Signage Criteria attached hereto as Exhibit "H".  Landlord shall also make available space for Tenant's signage on the monument sign serving the Building, and no other party shall have monument signage more prominent than that provided to Tenant or any signage on the Building.  The immediately preceding sentence shall not be deemed to prevent Landlord from allowing retail tenants of the Building from installing customary interior and/or exterior retail signage on or around the Building in accordance with the Signage Criteria for the Building.

12.           Alterations

Except for non-structural Alterations that (i) do not exceed $25,000.00 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls (other than piercing non-structural walls with customary fasteners for the purpose of hanging pictures, shelving and the like), and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall request Landlord's consent by delivering a written request therefor, together with such plans, specifications and other information as Landlord may reasonably request.  Landlord's consent shall be deemed given unless Landlord notifies Tenant otherwise within ten (10) Business Days after the delivery of such written notice and other materials to Landlord.  With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord's consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant's contractors and subcontractors have adequate insurance coverage naming Landlord and, if requested by Landlord, Liberty Property Trust and any other Affiliate of Landlord reasonably requested by Landlord, as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord's prior written approval of any contractor or subcontractor, such approval not to be unreasonably withheld, conditioned or delayed, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable out of pocket costs and expenses incurred by Landlord in connection with Landlord's review of Tenant's plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary (provided that if Landlord does not undertake the construction of the Alterations on Tenant's behalf, Tenant's obligation to reimburse Landlord for its costs and expenses shall be limited to those reasonable out-of-pocket costs and expenses incurred by Landlord to review Tenant's plans and specifications), and (v) upon Landlord's request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable evidence of Tenant's ability to pay for the Alterations.  If Landlord does not respond to any written request made by Tenant to Landlord in accordance with this Section 12 within ten (10) Business Days after such request is received by Landlord, Landlord shall be deemed to have approved the request.  Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant's Alteration, excepting only normal wear and tear, casualty damage, or other conditions that Tenant is not required to remedy under this Lease.  At Tenant's request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease.  Notwithstanding the foregoing, Tenant shall not be required to remove improvements to the Premises constructed as part of the Tenant's Improvement Work.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13.           Mechanics' Liens

Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises.  Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.           Landlord's Right to Relocate Tenant; Right of Entry

(a)           Prior to the Commencement Date, Landlord may relocate Tenant from the portion of the Premises that is not a complete floor to comparable space on the 4th floor of the Building that is contiguous with the remainder of Tenant's Premises and is on the same side of the Building as the portion of the Premises being relocated.  Landlord will give Tenant at least 60 days advance notice of relocation and will pay for all reasonable costs of such relocation.  Such a relocation shall not terminate, modify or otherwise affect this lease except that "Premises" shall refer to the relocation space rather than the old location identified in Section 1(a).

(b)           Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following 24 hours notice (except in an emergency, in which case Landlord shall provide such notice as is reasonable under the circumstances) to inspect or Maintain, the Premises or Property, to make Alterations to the Premises (to the extent required by law, code or ordinance, or that are otherwise approved by Tenant), to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant.  Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant's occupancy resulting from Landlord's entry unless caused by the gross negligence or willful misconduct of Landlord.

15.           Damage by Fire or Other Casualty

(a)           If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant.  Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 240 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 30 days after Landlord's notice.  If Landlord terminates this Lease pursuant to the immediately preceding sentence, and Landlord Commences to Reconstruct the Building within 240 days after the casualty, then provided that (i) no Event of Default existed at the time of the casualty, (ii) Tenant has provided Landlord with Tenant's then-current notice address in writing, and (iii) Tenant has not sublet or assigned all or any part of the Premises other than to an Affiliate of Tenant in accordance with this Lease, then Landlord shall promptly notify Tenant of the Commencement of Reconstruction of the Building in writing, and Tenant may, at Tenant's election, thereafter reinstate this Lease by delivering written notice thereof to Landlord within fifteen (15) days after Tenant's receipt of the aforementioned notice from Landlord.  Tenant shall be permitted to retake possession of the Premises, and the abatement of Rent shall cease, upon the substantial completion of the Premises (including access thereto and parking therefor) to substantially the condition that existed prior to the casualty, including Tenant's fixtures, equipment and Alterations, provided Tenant uses diligent efforts to complete the installation and construction of such fixtures, equipment and Alterations.  If Tenant fails to deliver notice of its desire to reinstate the Lease to Landlord within the time period specified, Tenant shall be deemed to have waived the right to reinstate the Lease set forth in this Section 15(a).  As used in this Section 15(a), the phrase "Commences to Reconstruct the Building", and words of similar import, shall mean that Landlord has mobilized personnel and materials on the Property and has commenced construction activities on the Property intended to repair, restore or reconstruct the Building to substantially the condition that existed prior to the casualty, tenant fixtures, equipment and Alterations excepted.

(b)           If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.  Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease.  Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.           Condemnation

If (i) all of the Premises are Taken, (ii) any part of the Premises is Taken and the remainder is insufficient in Landlord's opinion for the reasonable operation of Tenant's business, or (iii) any of the Property is Taken, and, in Landlord's opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a Taking shall belong to Landlord.  Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant's leasehold estate.

17.           Quiet Enjoyment

Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.           Assignment and Subletting

(a)           Except as provided in Section 18(b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation, or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) except with respect to a proposed transferee that Tenant presents to Landlord and with whom Landlord has had no prior dealings with respect to property in the Mid-Atlantic region and to whom Tenant is offering its space for not less than the lesser of (A) the then-current Rent, or (B) the rent for other office space marketed by Landlord or its Affiliate in the Mid-Atlantic region, Landlord or an Affiliate of Landlord has comparable space available for lease by the proposed transferee, or (iv) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time.  A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord's acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.  Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)           Landlord's consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has shareholder equity (or its equivalent) at least equal to that of Tenant as of the date immediately preceding the Transfer, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate's compliance with the insurance requirements of Tenant under this Lease.

(c)           The provisions of Section 18(a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, fifty percent (50%) of the excess of (i) the net profit received by Tenant for the Transfer (after deduction of brokerage commissions, legal fees, tenant improvement costs, rent concessions and other reasonable and customary costs related to the Transfer), over (ii) the Rent allocable to the Premises transferred.

(d)           If Tenant requests Landlord's consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests.  Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee's compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable out-of-pocket administrative and attorneys' fees in connection with the processing and documentation of any Transfer for which Landlord's consent is requested.

(e)           Landlord shall not convey its interest in this Lease or the Property, other than to an Affiliate of Landlord or to a lender providing mortgage financing for the Property, until the Tenant Improvement Work is substantially complete (including the completion of all punchlist items with respect thereto).

19.           Subordination; Mortgagee's Rights

(a)           Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant's right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease.  This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request, in form reasonably acceptable to Landlord, Tenant and the Mortgagee.  However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant's consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee's rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)           Unless otherwise approved by Landlord, Tenant and the Mortgagee, no Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

20.           Tenant's Certificate; Financial Information

Within 10 Business Days after Landlord's request from time to time in connection with a sale, financing or other transaction involving the Premises, (i) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord's interest in the Property, an estoppel certificate in the form of attached Exhibit "C" (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (ii) Tenant shall furnish to Landlord, Landlord's Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information (provided that so long as Tenant is a publicly traded company, publicly available financial information shall be deemed to satisfy this requirement).

21.           Surrender

(a)           On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease.  Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling other than wiring and cabling installed as part of the Tenant's Improvement Work (unless Landlord advises Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants.  Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition, excepting only ordinary wear and tear, casualty damage or other conditions that Tenant is not required to remedy under this Lease.  Any of Tenant's personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant's expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property.  If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)           If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant's occupancy of the Premises shall be that of a tenancy at will.  Tenant's occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that (i) if Tenant give Landlord written notice of its intention to hold over at least ninety (90) days prior to the Expiration Date, then for the first ninety (90) days of the holdover the Monthly Rent shall be one hundred fifty percent (150%) of the Monthly Rent payable for the last full month immediately preceding the holdover, and thereafter the Monthly Rent shall be double the Monthly Rent for the last full month immediately preceding the holdover, or (ii) if Tenant does not give Landlord written notice of its intention to hold over at least ninety (90) days prior to the Expiration Date, then the Monthly Rent shall be double the Monthly Rent for the last full month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.           Defaults - Remedies

(a)           It shall be an Event of Default:

(i)           If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(d) below, Tenant fails to cure such default on or before the date that is five (5) Business Days after Landlord gives Tenant notice of default;

(ii)           If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)           If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(d) below, Tenant fails to cure the default on or before the date that is ten (10) Business Days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within ten (10) Business Days following Landlord's giving of notice, Tenant shall be afforded additional reasonable time (not to exceed ninety (90) days following Landlord's notice) to cure the default if Tenant begins to cure the default within ten (10) Business Days following Landlord's notice and continues diligently in good faith to completely cure the default; or

(iv)           If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than sixty (60) consecutive days.

(b)           If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)           Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord's incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)           To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages.  Landlord may, at Landlord's option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant's account.  Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting.  In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)           To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable; and

(iv)           To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c)           In addition to the rights and remedies provided in Section 22(b) above, if an Event of Default occurs relating to Tenant's non-payment of the Rent due hereunder, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and to confess judgment against Tenant, and in favor of Landlord, for all Rent due hereunder plus costs and an attorney's collection commission equal to the greater of 10% of all Rent or $1,000, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.  TENANT UNDERSTANDS THAT THE FOREGOING PERMITS LANDLORD TO ENTER A JUDGMENT AGAINST TENANT WITHOUT PRIOR NOTICE OR HEARING.  ONCE SUCH A JUDGMENT HAS BEEN ENTERED AGAINST TENANT, ONE OR MORE WRITS OF EXECUTION OR WRITS OF GARNISHMENT MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING, AND, PURSUANT TO SUCH WRITS, LANDLORD MAY CAUSE THE SHERIFF OF THE COUNTY IN WHICH ANY PROPERTY OF TENANT IS LOCATED TO SEIZE TENANT'S PROPERTY BY LEVY OR ATTACHMENT.  IF THE JUDGMENT AGAINST TENANT REMAINS UNPAID AFTER SUCH LEVY OR ATTACHMENT, LANDLORD CAN CAUSE SUCH PROPERTY TO BE SOLD BY THE SHERIFF EXECUTING THE WRITS, OR, IF SUCH PROPERTY CONSISTS OF A DEBT OWED TO TENANT BY ANOTHER ENTITY, LANDLORD CAN CAUSE SUCH DEBT TO BE PAID DIRECTLY TO LANDLORD IN AN AMOUNT UP TO BUT NOT TO EXCEED THE AMOUNT OF THE JUDGMENT OBTAINED BY LANDLORD AGAINST TENANT, PLUS THE COSTS OF THE EXECUTION.  Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of the Rent and other sums shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the initial term of this Lease and during any extended or renewal term of this Lease and after the expiration of any extended or renewal term of this Lease.

Initials on behalf of Tenant:_____

(d)           Any provision to the contrary in this Section 22 notwithstanding (other than the last sentence of this Section 22(d)), (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights if Tenant fails to comply with the provisions of Sections 13, 18, 20 or 27 or in an emergency.  Notwithstanding the foregoing, Landlord shall provide Tenant with additional written notice at least thirty (30) days prior to exercising any confession of judgment against Tenant pursuant to Section 22(c) or Section 22(h); provided, however, that if Landlord elects to confess judgment for Rent and attorney fees pursuant to Section 22(c) without first accelerating the Rent, thereby requiring multiple confessions of judgment as Rent accrues, a single notice of such election delivered to Tenant at least thirty (30) days prior to the first such exercise of the confession of judgment shall suffice, and no further notices shall be required for subsequent confessions of judgment for Rent and attorney fees.

(e)           No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.  Efforts by Landlord to mitigate the damages caused by Tenant's default shall not constitute a waiver of Landlord's right to recover damages hereunder.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of Rent due, or Landlord's right to pursue any other available remedy.

(f)           If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(g)           Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(h)           When this Lease and the Term or any extension thereof shall have been terminated on account of any default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.  AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING.  If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same default and upon any subsequent default(s) or upon the termination of this Lease or Tenant's right of possession as herein set forth, to again confess judgment as herein provided, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.

Initials on behalf of Tenant:_____

(i)           The warrants to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant's obligations or expand the size of the Premises.

(j)           TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY AND EXPRESSLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES, AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT'S PROPERTY OR THEREAFTER.

Initials on behalf of Tenant:______

23.           Tenant's Authority

Tenant represents and warrants to Landlord that:  (i) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (ii) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.           Liability of Landlord

The word "Landlord" in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant's Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest).  Tenant shall look solely to Landlord's successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the nature of the default and Landlord fails to cure the default within thirty (30) days following receipt of Tenant's written notice, provided, however, if the default cannot reasonably be cured within thirty (30) days following Tenant's notice, Landlord shall be afforded additional reasonable time to cure the default but only if Landlord begins to cure the default within thirty (30) days following Tenant's notice and continues diligently in good faith to completely cure the default as promptly as reasonably practicable.  If Landlord does not cure a default within the prescribed period, Tenant shall be entitled to cure the default on Landlord’s behalf, and Landlord shall thereafter reimburse Tenant for Tenant’s reasonable out of pocket costs incurred in curing such default.  Such reimbursement shall be paid by Landlord to Tenant within thirty (30) days following Tenant’s delivery to Landlord of a written request therefor accompanied by invoices and other documentation reasonably required by Landlord evidencing such out of pocket costs.  Tenant shall not be entitled to set off any amounts owed by Landlord against Rent due hereunder.  In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind.  Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property (and the profits and proceeds resulting from any sale of the Premises or any insurance proceeds or condemnation awards or payments in lieu thereof resulting from casualty or condemnation of the Property) for the satisfaction of any claim by Tenant against Landlord.

25.           Miscellaneous

(a)           The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)           This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.  The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.  The word "including" followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation.  The word "person" includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity.  Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)           Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.  All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)           If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e)           This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.

(f)           Tenant shall not record this Lease or any memorandum without Landlord's prior consent.

(g)           This Lease may be executed in any number of counterparts each of which, taken together, shall constitute one and the same instrument.  Faxed or electronically delivered signatures shall be enforceable as original signatures against the party delivering such signature.

26.           Notices

Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord.  Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused.  The giving of notice by Landlord's attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.           Security Deposit

(a)           As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant shall, on or before July 30, 2007, deliver to Landlord an irrevocable negotiable letter of credit (and “LC”), issued by a bank acceptable to Landlord, having a banking office in Philadelphia, Pennsylvania, in form and content reasonably acceptable to Landlord, for the benefit of Landlord, in the sum of One Hundred Eighty Three Thousand Dollars ($137,000.00) (the “Security Deposit”).  Such LC shall have a term covering the entire Term of the Lease and shall expire not less than sixty (60) days after the expiration of the Term of the Lease.

(b)           Tenant shall not be entitled to reduce the face amount of the LC without Landlord’s prior consent in each instance.  Tenant's failure to keep the LC in place for the hereinabove agreed amount during the entire Term of this Lease, and for at least sixty (60) days after the expiration of the Term of this Lease, shall constitute an Event of Default under this Lease and Landlord shall be entitled, without notice, to present the LC for payment.  Furthermore, Landlord shall be entitled, without notice, to present the LC for payment (i) upon the occurrence and during the continuance of an Event of Default under this Lease (including any holdover), or (ii) if the term of the LC is to expire prior to the period specified above and Tenant does not cause the term to be extended, or a new LC issued (from an acceptable bank and in a form as specified above), at least thirty (30) days prior to such expiration.  In the event the LC is presented for payment, Landlord may apply the proceeds on account of the Event of Default to the cure of any Event of Default by Tenant under this Lease or to compensate Landlord for any loss or damage it may suffer by reason of Tenant's default under this Lease.  If the LC has been converted into a cash Security Deposit, Tenant shall, upon demand, restore any portion of the Security Deposit which may be applied by Landlord in accordance with this Lease.  Notwithstanding the foregoing provisions of this Paragraph, to the extent that Landlord has not applied any portion of the Security Deposit on account of a default under this Lease, the remaining Security Deposit (after Tenant has made all payments to Landlord pursuant to the provisions of this Lease) shall be returned to Tenant promptly after the expiration of this Lease and the full performance of Tenant hereunder.  Until returned to Tenant after the expiration of the Lease and the full performance of Tenant hereunder (including, without limitation, any payment due by Tenant as a result of a reconciliation of Tenant's Additional Rent obligations), the Security Deposit shall remain the property of Landlord.

28.           Parking

Landlord agrees that during the Term of this lease Tenant shall have the non-exclusive right, in common with other occupants of the Building, to use the parking spaces available to the Property, which shall be four (4.0) parking spaces for each one thousand (1,000) rentable square feet of the Building.  The parking spaces will be comprised of 3.5 parking spaces for each one thousand (1,000) rentable square feet of the Premises located on-site with the balance consisting of "on-street" parking.

29.           Tenant Improvement Work.

(a)           Preliminary Plans.

(i)           Promptly after the Effective Date, Tenant shall engage an architect reasonably acceptable to Landlord to prepare preliminary plans for the design of the Premises (the "Preliminary Plans").  Within 120 days after the Effective Date, Tenant’s architect shall provide Landlord with a floor plan of the Premises (that need not be in the form of the complete Preliminary Plans) that identifies, subject to Landlord's reasonable approval, the demising wall of that portion of the Premises located on the second floor of the Building.  Thereafter, the location of the demising wall on the second floor of the Building shall not be moved without Landlord's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed if there is no other tenant that (A) has leased the remaining portion of the second floor, or (B) with whom Landlord is in discussions respecting such a lease.  The complete Preliminary Plans shall be submitted to Landlord for Landlord’s review not later than June 1, 2008.  Within ten (10) Business Days after the Landlord’s receipt of the Preliminary Plans, the Landlord shall either (A) approve the Preliminary Plans, or (B) notify the Tenant in writing of any modifications to the Preliminary Plans that the Landlord desires (the "Preliminary Plans Modification Notice").  If Landlord fails to deliver a Preliminary Plans Modification Notice to the Tenant within the time period specified, Landlord shall be deemed to have approved the Preliminary Plans.

(ii)           To the extent that Landlord's proposed modifications to the Preliminary Plans are required to conform the Preliminary Plans to (A) the Base Building Specification attached hereto as Exhibit "E-1", (B) the Tenant Fit-Out Criteria attached hereto as Exhibit "E-2", or (C) standards consistent with a first class office building in the Navy Yard, Tenant shall proceed to revise the Preliminary Plans in accordance with Landlord's Preliminary Plans Modification Notice and shall deliver revised Preliminary Plans to Landlord within ten (10) Business Days after Tenant's receipt of such notice.  Within ten (10) Business Days after Landlord's receipt of the revised Preliminary Plans, Landlord shall either (Y) approve the revised Preliminary Plans, or (Z) notify Tenant in writing of any remaining modifications required to conform the Preliminary Plans to the modifications required in Landlord's Preliminary Plans Modification Notice (subject to the limitations set forth in clauses (A), (B) and (C) above), whereupon Tenant shall, within ten (10) Business Days thereafter, revise the Preliminary Plans accordingly and re-submit same to Landlord for Landlord's final approval.

(iii)           The Preliminary Plans, as approved in accordance with this Section , are referred to herein as the "Approved Preliminary Plans".  Following such approval, Landlord and Tenant shall continue to work together collaboratively to refine and develop the Approved Preliminary Plans and, subject to the limitations set forth in clauses (A), (B) and (C) of Section 29(a)(ii) above, and provided that Tenant shall not be permitted to modify or relocate any demising wall of the Premises.

(b)           Construction Documents.  On or before August 1, 2008, Tenant shall deliver to Landlord all architectural and engineering documents reasonably required to obtain reliable budget pricing from a qualified contractor for the Tenant's Improvement Work (defined below) (collectively, the "Preliminary Construction Documents").  The Preliminary Construction Documents shall be based on the Approved Preliminary Plans (as modified in accordance with Section 29(a)(iii) above).  Within ten (10) Business Days after Landlord’s receipt of the Preliminary Construction Documents, Landlord shall either (i) approve the Preliminary Construction Documents, or (ii) notify Tenant in writing of any modifications to the Preliminary Construction Documents that Landlord requires (the "Construction Documents Modification Notice").  If Landlord fails to deliver a Construction Documents Modification Notice to Tenant within the time period specified, Landlord shall be deemed to have approved the Preliminary Construction Documents.  To the extent that Landlord's proposed modifications to the Preliminary Construction Documents are required to conform the Preliminary Construction Documents to (A) the Base Building Specification attached hereto as Exhibit "E-1", (B) the Tenant Fit-Out Criteria attached hereto as Exhibit "E-2", or (C) standards consistent with a first class office building in the Navy Yard, Tenant shall proceed to revise the Preliminary Construction Documents in accordance with Landlord's Construction Documents Modification Notice and shall deliver revised Preliminary Construction Documents to Landlord within ten (10) Business Days after Tenant's receipt of such notice.  Within ten (10) Business Days after Landlord's receipt of the revised Preliminary Construction Documents, Landlord shall either (Y) approve the revised Preliminary Construction Documents, or (Z) notify Tenant in writing of any remaining modifications required to conform the Preliminary Construction Documents to the modifications required in Landlord’s Construction Documents Modification Notice (subject to the limitations set forth in clauses (A), (B), and (C) above), whereupon Tenant shall, within ten (10) Business Days thereafter, revise the Preliminary Construction Documents accordingly and re-submit same to Landlord for Landlord’s final approval.  The Preliminary Construction Documents, as approved in accordance with this Section 29(b), are referred to herein as the "Construction Documents".

(c)           Selection of the General Contractor.  Promptly following Landlord's final approval of the Construction Documents, Landlord shall submit the Construction Documents to at least two (2) general contractors that are reasonably acceptable to Landlord and Tenant for competitive bidding of the work.  Unless otherwise directed or approved by Tenant, Landlord shall engage the general contractor with the lowest comparable bid to perform the work.

(d)           Permits and Approvals.  Promptly following the approval of the Construction Documents and the selection of the general contractor, Landlord shall cause its general contractor to commence submissions to authorities having jurisdiction to obtain all requisite applications and all other applications and drawings required to obtain all building, plumbing, electrical and other permits and approvals required by governmental authorities having jurisdiction for the construction of the Tenant Improvement Work depicted on the Construction Documents (collectively, the "Permits"), at Tenant's cost and expense; and Landlord shall thereafter diligently and in good faith prosecute or cause its general contractor to prosecute such applications to conclusion.  Tenant and Landlord agree to join in the aforesaid applications whenever such joinder shall be reasonably necessary and to cooperate with the other party in the processing of the aforesaid applications for approvals.

(e)           Performance of Tenant Improvement Work.  Landlord shall perform the work required to be performed pursuant to the Construction Documents and the Tenant Fit-Out Criteria attached hereto as Exhibit "E-2" (all such work, together with Tenant's designing the Premises) being referred to collectively herein as "Tenant's Improvement Work").  Upon reasonable prior notice to Landlord, Tenant and its architects and engineers shall have the right, at any reasonable time during the course of construction of Tenant's Improvement Work, to inspect the work being done to ensure that the same is being constructed in accordance with the approved plans therefor and in compliance with the requirements of this Lease, provided Tenant shall not interfere with Tenant's Improvement Work nor the occupancy of any other tenant at the Building.  Notwithstanding any approval by Landlord pursuant to this Section 29(e), to the extent there is any conflict between the Approved Preliminary Plans and/or the Construction Documents, on the one hand, and the Tenant Fit-Out Criteria, on the other hand, the Tenant Fit-Out Criteria shall control and be the prevailing standard to which the Tenant's Improvement Work must conform.

(f)           Tenant Improvement Allowance.  Landlord shall provide Tenant with a one-time allowance (the "Tenant Improvement Allowance") equal to Sixty Dollars ($60.00) per rentable square foot of the Premises.  The Tenant Improvement Allowance shall be applied by Landlord exclusively against the out of pocket costs incurred by Landlord for (i) the Hard Costs to construct the Tenant Improvement Work, (ii) costs incurred by Landlord on Tenant’s behalf yet defined as Tenant responsibility under the Tenant Fit-Out Criteria in Exhibit "E-2", (iii) the preparation of required space planning, architectural and/or engineering documents respecting the Tenant Improvement Work, including costs incurred to design the Premises and to prepare and revise (A) the Preliminary Plans and the Approved Preliminary Plans, and (B) the Preliminary Construction Documents and the Construction Documents, (iv) the fabrication and installation of Tenant’s signage, and (v) obtaining required state and local permits and approvals respecting the Tenant Improvement Work.  The Tenant Improvement Allowance shall not be applied against the cost of Tenant's furniture, equipment, moving expenses or consultant fees, and Tenant shall have no right to credit the Tenant Improvement Allowance against Rent.  Tenant shall reimburse Landlord for all costs incurred by Landlord with respect to the Tenant's Improvement Work in excess of the Tenant Improvement Allowance within ten (10) days after receiving Landlord's invoice therefor.  In the event this lease terminates prior to the natural expiration of the Term, Tenant shall immediately repay to Landlord the unamortized portion of the Tenant Improvement Allowance.  Any excess Tenant Improvement Allowance remaining after substantial completion of the Tenant Improvement Work and the payment of all applicable sums pursuant to this Section 29 may, at Tenant's election, be applied against the next due installments of Rent.

(g)           Project Management Fee.  As consideration for Landlord performing the Tenant's Improvement Work, Tenant shall pay to Landlord a fee (the “Project Management Fee”) equal to 2.5% of all Hard Costs incurred in connection with the Tenant Improvement Work.  The Project Management Fee shall be paid by Tenant to Landlord monthly, pro rata, as Hard Costs are incurred for the Tenant Improvement Work.

(h)           Construction Warranty.  Landlord covenants that it shall repair or replace at its expense and without including such costs in Operating Expenses (i) all defective materials or workmanship in the construction of the base building or the Tenant's Improvement Work including, without limitation, the parking facilities, sidewalks and landscaping, brought to its attention within one (1) year following substantial completion of the work in question, or within such longer period as may be provided by any warranty obtained by Landlord from its contractor or supplier, (ii) any defects in any of the building systems that were installed by or on behalf of Landlord including, without limitation, the exterior Building shell and site lighting system, the utility systems, the fire sprinkler tamper and flow-alarm system and the fire suppression system, for a period of one (1) year following substantial completion of the work in question, or within such longer period as may be provided by any warranty obtained by Landlord from its contractor or supplier with respect to such building system.  The foregoing shall be the sole and exclusive warranty relating to construction, and Tenant expressly WAIVES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  TENANT FURTHER WAIVES ANY OTHER REMEDIES ARISING FROM ANY BREACH OF WARRANTIES RELATING TO CONSTRUCTION OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

(i)           The parties acknowledge that the Base Building Specification are subject to the approval of the Navy Yard Design Review Committee and the Philadelphia Industrial Development Corporation.

30.           Brokers

Tenant represents and warrants to Landlord that Broker is the only broker or finder that Tenant had any dealings, negotiations or consultations with relating to the Premises or this Lease and that no other broker or finder called the Premises to Tenant's attention for Lease or took any part in any dealings, negotiations or consultations relating to the Premises or this Lease.  Absent an express written agreement to the contrary with Landlord, neither Broker nor any other agent or broker retained by Tenant, whether retained at or before the Effective Date or at any time thereafter, shall be entitled to any commission upon any renewal or extension of this Lease or any expansion of the Premises.  Tenant agrees to indemnify, defend and hold harmless Landlord from and against all costs, fees (including, without limitation, reasonable attorney's fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by Tenant of Tenant's representation and warranty in this Section 30.  Landlord represents and warrants that it has not engaged or dealt with any broker in connection with this Lease other than the Broker and Landlord agrees to indemnify, defend and hold Tenant harmless from and against all costs, fees (including, without limitation, reasonable attorney's fees), expenses, liabilities and claims incurred or suffered by Tenant arising from any breach by Landlord of Landlord’s representation and warranty in this Section 30.  Landlord shall be responsible for any and all commissions owing to the Broker in connection with this Lease, which arrangement shall be set forth in a separate written agreement between Landlord and Broker.

31.           First Floor Coffee Shop.

(a)           Option.  Commencing on the Effective Date and continuing until the date that is four (4) months after the Commencement Date (the "Option Period"), and provided no Event of Default has occurred under this Lease, Tenant shall have the option (the "Option") to lease not less than 3000 square feet on the first floor of the Building, in a location reasonably acceptable to Landlord and Tenant, for the purpose of operating a first class retail coffee shop and bakery serving beverages, pastries and related item for "eat-in" and "take-out" service (the "Coffee Shop").  If Tenant desires to exercise the Option, Tenant shall notify Landlord thereof in writing no later than the last day of the Option Period.  If Tenant fails to exercise the Option within the time period specified, Tenant shall been deemed to have waived the Option and this Section 31(a) shall be void and of no further force or effect.  If Tenant exercises the Option within the time period specified, Landlord and Tenant shall promptly proceed to negotiate in good faith a lease for the Coffee Shop (the "Coffee Shop Lease") which shall be on substantially identical terms to this Lease, except as follows:  (i) the use of the premises shall be solely for a first class retail coffee shop and bakery serving beverages, pastries and related items for "eat-in" and "take-out" service, (ii) services provided by Landlord, and the corresponding operating expenses to be paid by Tenant, shall be adjusted as required for a retail food service operation (including, without limitation, reflecting that Tenant shall provide its own janitorial services for the Coffee Shop premises), and (iii) the parties shall make such other modifications as may be reasonably necessary to reflect the retail nature of the Coffee Shop Lease.  If Landlord and Tenant do not enter into a mutually acceptable Coffee Shop Lease by the date that is the earlier of (A) twenty (20) Business Days after Tenant's exercise of its Option under this Section 31(a), or (B) one hundred thirty-five (135) days after the Effective Date, then the Option, as well as the Right of First Offer set forth in Section 31(b) below, shall be void and of no further force or effect and Landlord shall be free to lease the space in question, or any other space, to any other party at any time on any terms and conditions acceptable to Landlord.

(b)           Right of First Offer.  Provided no Event of Default has occurred under this Lease, if a party unaffiliated with Landlord or Tenant requests that Landlord provide such third party with a proposal for the use of available retail space on the first floor of the Building as a retail coffee shop or bakery that does not serve lunch or dinner, Landlord shall notify Tenant thereof in writing ("Landlord's Notice"), which notice shall set forth the material business terms (including without limitation, the rent, term, permitted use, tenant allowance (if any) and other material business terms) upon which Landlord would be willing to lease such space for such use.  Within five (5) Business Days after its receipt of Landlord's Notice, Tenant shall have the right (the "Right of First Offer") notify Landlord in writing whether Tenant desires to enter into a lease to operate a Coffee Shop on the terms set forth in Landlord's Notice.  If Tenant fails to deliver such notice to Landlord within the time period specified, Tenant shall be deemed to have elected not to exercise the Right of First Offer.  If Tenant elects, or is deemed to have elected, not to exercise the Right of First Offer, Tenant shall have no further rights hereunder with respect to such space and Landlord shall be free to lease the space in question to any third party at any time on any terms and conditions acceptable to Landlord; provided, however, that Landlord shall not lease the space in question to any third party for use as a coffee shop or bakery that does not serve lunch or dinner for a rental rate that is less than 95% of the rent set forth in Landlord's Notice, or on business terms that are materially more favorable to the tenant than those set forth in Landlord's Notice, without again offering the space to Tenant on such more favorable terms, whereupon the procedure set forth above in this Section 31(b) shall begin again.  If Tenant notifies Landlord of its desire to lease the space in question on the terms set forth in Landlord's Notice, Landlord and Tenant shall promptly proceed to negotiate in good faith a Coffee Shop Lease substantially identical to this Lease, except as follows: (i) the terms of the Coffee Shop Lease shall conform to the terms set forth in the Landlord's Notice, (ii) the use of the premises shall be solely for a first class retail coffee shop and bakery serving beverages, pastries and related items for "eat-in" and "take-out" service, (iii) services provided by Landlord, and the corresponding operating expenses to be paid by Tenant, shall be adjusted as required for a retail food service operation (including, without limitation, reflecting that Tenant shall provide its own janitorial services for the Coffee Shop premises), and (iv) the parties shall make such other modifications as may be reasonably necessary to reflect the retail nature of the Coffee Shop Lease.  If Landlord and Tenant do not enter into a mutually acceptable Coffee Shop Lease within ten (10) Business Days after Tenant's exercise of its Right of First Offer as set forth above, then this Section 31(b), as well as the option set forth in Section 31(a) above, shall be void and of no further force or effect and Landlord shall be free to lease the space in question, or any other space, to any other party at any time on any terms and conditions acceptable to Landlord.  Notwithstanding anything herein to the contrary, the Right of Fist Offer shall be void and of no further force or effect upon Landlord executing a valid lease for a coffee shop, bakery or similar use within the Building with a third party tenant, subject to the terms of this Section 31(b).  If Landlord delivers a Landlord Notice pursuant to this Section 31(b) during the Option Period described in Section 31(a), the terms of Section 31(a) shall control.

(c)           The provisions of this Section 31 are personal to the Tenant named in the preamble to this Lease, and is non-transferable to any assignee, sublessee or other party, other than an Affiliate of Tenant, regardless of whether any such assignment or sublease was made with or without Landlord's consent.

32.           Additional Space

Provided that no Event of Default has occurred within the immediately preceding twelve (12) months, that Tenant is not then in default of this Lease and that there then exists no event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right of first offer to lease additional available space within the Building that is within Landlord's control and not subject to any other right of first offer or right of first refusal (the "Additional Space"), subject to the following:

(a)           If Tenant desires to lease Additional Space within the Building, Tenant shall notify Landlord of such desire in writing.  Thereafter, for a period of twelve (12) months after Landlord's receipt of such notice, Landlord shall notify Tenant if and when Additional Space becomes available for rental by any party other than the tenant then in occupancy of the Additional Space.  Landlord shall have no obligation to notify Tenant of the availability of any Additional Space after the expiration of the aforementioned twelve (12) month period unless Tenant again notifies Landlord in writing of its desire to lease Additional Space, in which case the provision of the immediately preceding sentence shall begin again.  Tenant shall have ten (10) Business Days following receipt of Landlord's notice within which to notify Landlord in writing that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party.  If  Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have 30 days following Landlord’s receipt of such notice from Tenant within which to negotiate in good faith mutually satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this Lease incorporating such terms or a new lease for the Additional Space.

(b)           If Tenant does not notify Landlord within such ten (10) Business Days of its interest in leasing the Additional Space or if Tenant does not execute such amendment or lease within such 30 days, if applicable, then this right of first offer to lease the Additional Space in question will lapse and be of no further force or effect and Landlord shall have the right to lease all or part of such Additional Space to any other party at any time on any terms and conditions acceptable to Landlord.

(c)           This right of first offer to lease the Additional Space is personal to the tenant named in the Preamble to this Lease and is non-transferable to any assignee, sublessee or other party, other than an Affiliate of Tenant, regardless of whether any such assignment or sublease was made with or without Landlord’s consent.

33.           Keystone Opportunity Zone Provisions

The parties acknowledge that the Premises is located within a Keystone Opportunity Improvement Zone, and Tenant hereby covenants to comply with the requirements governing the use and occupancy of property located within a Keystone Opportunity Improvement Zone under applicable provisions of Pennsylvania law during the entire Term of this Lease and agrees that such compliance shall be the sole responsibility of Tenant and that Landlord shall have no responsibility or liability therefor.  To the extent that certain filings with applicable authorities in connection with the Keystone Opportunity Improvement Zone are required by law to be made by Landlord and not Tenant, Landlord agrees to timely make such filings.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

L/S THREE CRESCENT DRIVE, LP

By:  L/S Three Crescent Drive, LLC,
        its General Partner

       By:  Liberty Property/Synterra Limited
               Partnership, its sole member

               By:   Liberty Property Philadelphia Navy Yard
                        Limited Partnership, its General Partner

                        By:  Liberty Property Philadelphia Navy Yard
     Corporation, its General Partner

Date signed:
By:
Name: John S. Gattuso
Title: Senior Vice President

Date signed:
By:
Name:
Title:

Tenant:

TASTY BAKING COMPANY

Date signed:
By:
Name:
Title:

Rider 1 to Lease Agreement

(Multi-Tenant Office)

ADDITIONAL DEFINITIONS

"ADA" means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

"Affiliate" means (i) any entity controlling, controlled by, or under common control with, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

"Agents" of a party means such party's employees, agents, representatives, contractors, licensees or invitees.

"Alteration" means any addition, alteration or improvement to the Premises or Property, as the case may be, other than those constructed as part of the Tenant Improvement Work.

"Building Rules" means the rules and regulations attached to this Lease as Exhibit "B" as they may be amended from time to time.

"Building Systems" means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

"Business Day" means any day that is not a Saturday, Sunday or Holiday.

"Common Areas" means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, lobbies, hallways, restrooms, elevators, driveways, sidewalks, parking, loading and landscaped areas.

"Environmental Laws" means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

"Event of Default" means a default described in Section 22(a) of this Lease.

"Excusable Delay" means strikes; governmental restrictions, limitations and approvals which could not have been reasonably anticipated by Landlord; unavailability or delays in obtaining materials not caused by the negligence of Landlord; war or other national emergency; acts of terrorism; accidents; floods; delays caused by Tenant or Tenant's agents or contractors; fire damage or other casualties not caused by the negligence of Landlord; soil conditions which could not have been reasonably anticipated by Landlord; extraordinary weather conditions; or any cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or Landlord's contractors, subcontractors or suppliers, and not avoidable by the application of due diligence.

"Hard Costs" means all out-of-pocket costs incurred for the physical construction of the work in question, including (without limitation), the cost of demolition, debris removal, clearing, grading, curbing, fill, labor, materials, equipment and supplies.

"Hazardous Materials" means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

"Holidays" means the days observed as holidays by the United States government, the Commonwealth of Pennsylvania or the City of Philadelphia, as well as days declared as holidays in any union contract affecting the operation of the Building.

"Interest Rate" means interest at the rate of 1 ½% per month.

"Land" means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

"Laws" means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

"Lease Year" means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

"Maintain" means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

"Monthly Rent" means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

"Mortgage" means any mortgage, deed of trust or other lien or encumbrance on Landlord's interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord's interest is or becomes a leasehold estate.

"Mortgagee" means the holder of any Mortgage, including any ground or master lessor if Landlord's interest is or becomes a leasehold estate.

"Navy Yard" means the land in Philadelphia, Pennsylvania, that previously comprised the Philadelphia Naval Shipyard and thereafter was conveyed by the U.S. Department of the Navy to the Philadelphia Authority for Industrial Development.

"Normal Business Hours" means 8:00 a.m. to 6:00 p.m., Monday through Friday, legal holidays excepted.

"Operating Expenses" means all costs, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any services provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord's cost to Maintain the Property pursuant to Section 9 of this Lease, (iv) the cost of trash collection, (v) all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord's estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements (a) required by any Laws, (b) made for the purpose of reducing Operating Expenses, or (c) made for the purpose of directly enhancing the safety of tenants in the Building, (vii) a management and administrative fee, and (viii) a tenant service charge.  The foregoing notwithstanding, Operating Expenses will not include:  (a) depreciation on the Building, (b) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (c) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (d) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (e) any costs incurred in the removal, cleaning, abatement or remediation of any Hazardous Materials present on the Property in violation of Environmental Laws and resulting from the negligence or willful misconduct of Landlord or any Affiliate of Landlord, (f) attorney’s fees and disbursements incurred in connection with the leasing of the Building or the securing or defense of Landlord’s title to the Land or Building, or (g) costs of repairs or replacements occasioned by fire or other casualty, the costs of which are covered by insurance required to be maintained by Landlord under this Lease or reimbursed by governmental authorities in eminent domain or reimbursed by third parties.  If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment.  Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord's charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

"Plant Lease" means that certain Industrial Lease Agreement between Liberty Property/Synterra Limited Partnership, as landlord, and Tenant, as tenant, dated May 8, 2007, respecting Tenant's industrial baking facility located in the Girard Point portion of the Navy Yard, as more particularly described in the Plant Lease.

"Property" means the Land, the Building, the Common Areas, and all appurtenances to them.

"Rent" means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

"Taken" or "Taking" means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

"Tenant's Share" means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

"Transfer" means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant's interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant's interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.